Exhibit (c)(10)

1 Key Considerations Regarding Significant Recapitalization Financial engineering does not address strategic operating challenges Risk to achieve financial projections; no margin for error Significant leverage may reduce operating flexibility Potential vendor concerns Management instability with potential recruiting challenges Lack of permanent capital structure entails refinancing risk Transaction execution risks Higher costs and scrutiny as a public company Specialized expertise to manage a highly levered entity Privileged and Confidential Preliminary Working Draft

2 -10% EBITDA per Annum Illustrative $23 per Share Dividend Illustrative Analysis ____________________ Note: Assumes recapitalization occurs January 31, 2006. Reflects attempt to recreate assumptions and analysis from 13D filing. Total borrowings reflect amounts (including fees) proposed GHJM structure, less option proceeds, capital lease rollover and contributed equity. $705 million available for payment of a dividend ($23 per share) reflects the borrowed amount, less fees and expenses and proceeds used to refinance existing debt. Present value of equity discounted to January 31, 2006 at discount rate of 14%. +10% EBITDA per Annum Financial projections are critical in evaluating highly leveraged transactions "[Silver's] board of directors requested that management prepare the March 2005 Projections as a part of a strategic planning initiative to increase [Silver's] return on equity in the face of a challenging sales environment." - Proxy Filing Privileged and Confidential Preliminary Working Draft

3 Leveraged Recapitalization 2000-2004 Self-Tenders Greater than $50 mm (2) 2000-2004 Special Cash Dividends (1) The average self-tender is for 20% of the company's outstanding shares Nearly four-out-of-five tenders are Dutch Auction, which generally require a premium ____________________ (1) Includes companies with market value over $500mm. Excludes REITS and financial institutions. Dividend yield equal to special dividend amount divided by share price prior to announcement. (2) Excludes closed-end funds and cancelled tender offers. Premium reflects high end of Dutch Auction range to prior day's close. A change in tax law has enabled companies to increasingly consider special cash dividends The average yield of the special dividends examined is 7.3% Special Dividends and Self-Tenders Privileged and Confidential Preliminary Working Draft